EXHIBIT 10.30

DIRECTOR FEE SUMMARY

Set forth below is a summary of the current director fee arrangements for non-employee directors serving on the Boards of Directors of Mercantile Bank Corporation (“Mercantile”) and its wholly-owned subsidiary, Mercantile Bank of Michigan (“Bank”).

For 2013, non-employee directors of the Bank are paid an annual retainer of $12,000, and a fee of $750 for each meeting of the Board of Directors of the Bank that they attend, other than meetings that focus on loans, for which non-employee directors are paid a fee of $700. In addition, non-employee directors are paid a meeting fee of $700 for each meeting of the Audit Committee, $600 for each meeting of the Compensation Committee and the Governance and Nominating Committee, and $400 for each meeting of other committees of the Board of Directors of the Bank that they attend. Non-employee directors are also paid fees of the same amount for meetings of Mercantile’s Board of Directors and its committees, when for Board meetings there is also not a meeting of the Board of Directors of the Bank on the same day, and for committee meetings when there is also not a meeting of a committee of the Board of Directors of the Bank having the same name or function on the same day. For meetings that are held by telephone or other remote communications equipment, the meeting fees are half the amount described above, or if less, $350. One annual retainer fee is also paid to each director who serves as Chairman of the Audit Committees, the Compensation Committees and the Governance and Nominating Committees of Mercantile’s and the Bank’s Boards of Directors. The annual retainer is, for the Chairman of the Audit Committees - $7,000, for the Chairman of the Compensation Committees - $5,000, and for the Chairman of the Governance and Nominating Committees - $5,000.

The director who serves as Facilitator for executive sessions of the Board of Directors of the Bank receives a fee of $400 for each executive session of the Bank’s Board of Directors for which the director serves as Facilitator. The Facilitator is also paid the same amount for executive sessions of Mercantile’s Board of Directors when there is not also an executive session of the Bank’s Board of Directors on the same day.

The same persons currently serve on the Boards of Directors of Mercantile and the Bank. Under the Bank’s deferred compensation plan for non-employee directors, directors may elect to defer the receipt of the annual retainer and meeting fees until they are no longer serving on the Board or until specific dates that they select. Directors are eligible to receive stock-based awards under the Stock Incentive Plan of 2006.